Exhibit 2.10
AMENDMENT NO. 2
made and entered into as of February, 11 2009 (the “Amendment no. 2”)
to the Stock Purchase Agreement dated June 24, 2008 (the “Agreement”)
as amended by the Amendment No. 1 dated December 21, 2008
(the “Amendment no. 1”)
by and among
The O’Gara Group Inc., an Ohio corporation with registered office in 7870 East Kemper Road 460 – Cincinnati, Ohio 45249, USA, represented by its CEO Mr. Wilfred T. O’Gara (“TOG”)
and
the following individuals:
–	Mr. Alberto Bertolini, born in Barga (LU) on October 21, 1944, resident in Este (PD), Via Salute, 29, tax identification number BRTLRT44R21A657Z (“Mr. Bertolini”), married, having a separate patrimonial status;

–	Mr. Augusto Gasparetto, born in Verona (VR) on December 3, 1942, resident in Este (PD), Via Palazzo del Principe 6/A, tax identification number GSPGST42T03L781L (“Mr. Gasparetto”), divorced;

–	Mrs. Maria Formignani, born in Pinerolo, on June 17, 1946, resident in Este (PD), Via Salute, 29, tax identification number FRMMRA46H57G674D (“Mrs. Formignani”), married, having a separate patrimonial status;

–	(hereinafter, collectively: “the SELLERS”, all of them electively domiciled at the law office of Mr. Alessandro Polettini, Studio Associato LCA, Avvocati e Commercialisti d’Impresa, Galleria Borromeo, 3 – 35137 – Padua.
WITNESSETH

–	whereas TOG and the SELLERS entered into the Agreement for the purpose of acquiring, by TOG, of 100% of the shares of FININD and of 100% of the shares of ISOCLIMA, as better defined in the Agreement;

–	whereas the parties, as a consequence of the global economic recession occurred since June 24, 2008, decided to confirm the validity of the Agreement and keep it in full force and effect as amended by the Amendment no. 1;

–	whereas the parties has now decided to further amend the Amendment no. 1 and keep the Agreement and the Amendment no. 1 in full force and effect as amended by this Amendment no. 2 and as better provided hereinbelow.
NOW, THEREFORE, IN CONSIDERATION OF THE ABOVE WHEREAS CLAUSES – THAT FORM AND CONSTITUTE AN INTEGRAL AND ESSENTIAL PART TO THIS AMENDMENT – THE PARTIES HEREBY COVENANT AND AGREE AS FOLLOWS.
Art. 1
The Amendment no. 1 is hereby amended as follows:
a)	letter a) – Article 2.2.3 of the Amendment no. 1 is cancelled and superseded by the following:
“2.2.3. The Closing Purchase Price shall be paid by TOG to Sellers as follows:
– € 40,000,000.00 (forty million and No/00 Euros) shall be paid in cash at the Closing Date; and
– € 15,000,000.00 (fifteen million and No/00 Euros) shall be paid in TOG Stock at the Closing Date; and
– The difference between the Debt amount of € 42,500,000.00 and the Debt amount as of the Closing Date, as determined by the parties in accordance with the provisions set forth in the Side Letter dated February 11, 2009, will be paid in cash by TOG to the Sellers on or before March 31, 2010”.

b)	Letter b) of the Amendment no. 1 is cancelled and superseded by the following:
“Art. 2.3 of the Agreement is cancelled and superseded by the following:
2.3. Closing
The purchase and sale (the “Closing”) provided for in this Agreement will take place at the office of the Notary appointed by the SELLERS or at the law office of Mr. Alessandro Polettini, Studio Associato LCA, Avvocati e Commercialisti d’Impresa, Galleria Borromeo, 3 – 35137 – Padua, on or about February 20, 2009 and in any event within seven (7) business days following the closing of the IPO as designated by TOG, or at such other time and place as the parties may agree in writing. At the request of TOG, all documents to be delivered at the Closing by TOG and SELLERS, other than the Closing Purchase Price, shall be placed in escrow with both parties’ attorneys promptly after the Pricing Date pending and subject to the closing of the IPO”.
c)	letter d) of the of the Amendment no. 1 is cancelled and superseded by the following:
“Article 2.4 (b) (i) of the Agreement is cancelled and superseded by the following:
(b)	TOG will execute and deliver, or cause to be executed and delivered, to SELLERS:
i)	Cash in amount of Euro 40,000,000.00 (forty million and No/00 Euros) to be paid by TOG to SELLERS by wire transfer with the same value date or, at SELLERS’ discretion, bank cashier’s or certified checks payable to the order of the SELLERS respectively, in the following percentages:

– Mr. Bertolini:	34,13% to the bank account indicated by the SELLERS
– Mr. Gasparetto:	50% to the bank account indicated by the SELLERS
– Mrs. Formignani:	15,87% to the bank account indicated by the SELLERS
The amounts as per 2.2.4 of the Agreement, as replaced by the Amendment no. 1 and this
Amendment no. 2, shall be paid in the same percentages as set forth above”.
d)	Letter h) of the Amendment no. 1 is cancelled and superseded by the following:
“Article 10. 1 (f) of the Agreement is cancelled and superseded by the following:

(f) by all SELLERS or TOG if the Closing has not been consummated on or about February 27, 2009 unless the failure to close is due to a breach of this Agreement by the party seeking to terminate this Agreement”.
Art. 2
All other terms and conditions provided for in the Agreement shall remain valid, unchanged and in full force and effect. Except as modified in this Amendment, the parties hereby affirm all provisions of the Purchase Agreement and confirm that such Purchase Agreement is in full force and effect pursuant to the terms therein. In the event of any conflict between the provisions of this Amendment and the unamended provisions of the Purchase Agreement, the provisions of this Amendment shall prevail and the provisions of the Purchase Agreement shall be deemed modified by this Amendment as necessary to resolve such conflict.
          IN WITNESS WHEREOF, the parties, intending to be additionally bound by the terms and conditions stated herein, have executed this Amendment effective as of the date first set forth above.
February 11, 2009
The O’Gara Group, Inc.
By: /s/ Wilfred T. O’Gara
Title: President and Chief Executive Officer
SELLERS
Mr. Alberto Bertolini
/s/ Alberto Bertolini
Mr. Augusto Gasparetto
/s/ Augusto Gasparetto
Mrs. Maria Formignani
/s/ Maria Formignani

SIDE LETTER
February 11, 2009
In connection with transactions contemplated by the Stock Purchase Agreement by and among The O’Gara Group, Inc. (“TOG”), Mr. Alberto Bertolini, Mr. Augusto Gasparetto, and Mrs. Maria Formignani (collectively, “Sellers”), dated as of June 24, 2008 and amended on December 21, 2008 and February 11, 2009 (the “Agreement”), TOG and Sellers hereby agree as follows:
Sellers will provide to TOG within 2 (two) business days after the Closing Date (as defined in the Agreement) a written statement (the “Debt and Transaction Fees Estimate”) setting forth in reasonable detail an estimate of the Acquired Companies’ Debt (as defined in the Agreement) on the Closing Date and the Transaction Fees (as defined in the Agreement). TOG will have reasonable access to the work papers used by Sellers in the preparation of the Debt and Transaction Fees Estimate.
As promptly as possible following the Closing, and in any event within 30 days after the Closing Date, TOG will prepare and will provide to Sellers a written statement (the “Closing Purchase Price Statement”) setting forth the Acquired Companies’ Debt on the Closing Date, the Transaction Fees, and a calculation of the Closing Purchase Price adjusted, pursuant to Sections 2.2.2, 2.4, and 12.1 of the Agreement, for any differences between the amounts of the Debt and Transaction Fees set forth on the Debt and Transaction Fees Estimate and those determined by TOG and set forth on the Closing Purchase Price Statement. Sellers will have reasonable access to the work papers used by TOG in the preparation of the Closing Purchase Price Statement.
The Closing Purchase Price Statement will be final, conclusive and binding on the parties unless Sellers provide a written notice (a “Dispute Notice”) to TOG, no later than the twentieth day after delivery of the Closing Purchase Price Statement, setting forth in reasonable detail any item on the Closing Purchase Price Statement which Sellers believe is incorrect. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.
TOG and Sellers will attempt to resolve the matters raised in a Dispute Notice in good faith. Ten business days after delivery of the Dispute Notice, either TOG or Sellers, jointly, may provide written notice to the other that it elects to submit the disputed items to an internationally recognized independent accounting firm chosen jointly by TOG and Sellers (the “Referee”). The Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Agreement. The fees and expenses of the Referee will be shared equally by Seller and Buyer, and the decision of the Referee with respect to the items submitted to it will be final, conclusive and binding on the parties.
Promptly, and in any event no later than the fifth business day after final determination of the Closing Purchase Price pursuant to this Side Letter,

(i)     if the Closing Purchase Price determined pursuant to this Side Letter exceeds the Closing Purchase Price paid by TOG to Sellers at the Closing, then TOG will pay to Sellers the amount of such excess by wire transfer of immediately available funds; and
(ii)     if the Closing Purchase Price determined pursuant to this Side Letter is less than the Closing Purchase Price paid by TOG to Sellers at the Closing, then Sellers will pay to TOG an amount equal to the amount of such shortfall by wire transfer in immediately available funds.
All capitalized terms used in this Side Letter without definition shall have the respective meanings assigned to the in the Agreement.
In witness whereof, the parties have entered into this Side Letter as of the date set forth above.
The O’Gara Group, Inc.
By: /s/ Wilfred T. O’Gara
Title: President and Chief Executive Officer
Mr. Alberto Bertolini
/s/ Alberto Bertolini
Mr. Augusto Gasparetto
/s/ Augusto Gasparetto
Mrs. Maria Formignani
/s/ Maria Formignani